WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.



                                                                                   Exhibit (27)
DATA STATED IN MILLION EXCEPT PER SHARE AMOUNTS



                                      McKESSON CORPORATION
                                     FINANCIAL DATA SCHEDULE
                                       SEPTEMBER 30, 1994



        This schedule contains summary financial information extracted from the McKesson
        Corporation Consolidated Financial Statements as of September 30, 1994 and March 31,
        1994 and for the six months ended September 30, 1994 and 1993 and is qualified in its entirety by reference to such financial statements.



REGULATION NUMBER     STATEMENT CAPTION                                    FY95        FY94
- -----------------     ----------------------------------------         ----------   ----------
5-02(1)               Cash and cash items                              $    74.4    $    89.0
5-02(2)               Marketable securities                                    -            -
5-02(3)(a)(1)         Note and Accounts receivable - trade                 849.1        775.2
5-02(4)               Allowance for doubtful accounts                      (46.5)        30.8
5-02(6)               Inventory                                          1,069.3        993.5
5-02(9)               Total current assets                               2,001.3      1,873.5
5-02(13)              Property, plant and equipment                        810.1        788.1
5-02(14)              Accumulated depreciation                            (407.2)      (391.5)
5-02(18)              Total assets                                       3,002.0      2,835.0
5-02(21)              Total current liabilities                          1,557.2      1,428.2
5-02(22)              Bonds mortgages & similar debt                       462.2        462.3
5-02(28)              Preferred stock - mandatory redemption                   -            -
5-02(29)              Preferred stock - no mandatory redemption            120.0        125.3
5-02(30)              Common stock                                          89.2         89.2
5-02(31)              Other stockholders' equity                           503.6        464.1
5-02(32)              Total liabilities and stockholders' equity         3,002.0      2,835.0
5-03(b)(1)(a)         Net sales of tangible products                     6,491.0      5,920.5
5-03(b)(1)            Total revenues                                     6,491.0      5,920.5
5-03(b)(2)(a)         Cost of tangible goods sold                        5,946.7      5,398.0
5-03(b)(2)            Total costs and exp. appl. to sales & revenues     5,946.7      5,398.0
5-03(b)(3)            Other costs and expenses                                 -            -
5-03(b)(5)            Provision for doubtful accounts and notes             20.9          3.3
5-03(b)(8)            Interest & amortization of debt discount              22.3         20.4
5-03(b)(10)           Income before taxes and other items                   79.7        121.4
5-03(b)(11)           Income tax expense                                    31.5         47.0
5-03(b)(14)           Income/loss from continuing operations                43.5         71.1
5-03(b)(15)           Discontinued operations                               18.0         13.9
5-03(b)(17)           Extraordinary items                                      -         (4.2)
5-03(b)(18)           Cumulative effect-chngs. in acctg. prin.                 -        (16.7)
5-03(b)(19)           Net income or loss                                    61.5         64.1
5-03(b)(20)           Earnings per share - primary                          1.39         1.50
5-03(b)(20)           Earnings per share - fully diluted                    1.33         1.42



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